Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts:
Media: Gary Davis 203-353-5066
Investors: Michael Weitz 203-352-8642
World Wrestling Entertainment®, Inc. Reports Q4 Results
STAMFORD, Conn., June 13, 2006 - World Wrestling Entertainment, Inc., (NYSE:WWE) today announced financial results for its fourth fiscal quarter ended April 30, 2006. Revenues totaled $114.3 million as compared to $118.3 million in the prior year quarter and operating income was $15.1 million as compared to $22.5 million in the prior year quarter. The Company reported net income of $10.6 million, or $0.15 per share, as compared to $16.1 million, or $0.23 per share, in the prior year quarter.
EBITDA was $17.5 million in the current quarter as compared to $25.4 million in the prior year quarter.
“Our fourth quarter operating results capped off a very successful year as we generated $400 million in revenues in fiscal 2006, reflecting strong performances by our Home Video, Licensing and Digital Media businesses. In the fourth quarter we continued to make strategic investments in key areas such as our digital business initiative and global marketing campaigns,” stated Linda McMahon, CEO.
“Our WrestleMania® 22 results in the fourth quarter continue to demonstrate the power of both that event and of the overall WWE® brand and their respective places in pop culture,” continued Mrs. McMahon. “Also, we are re-launching the ECW® brand via weekly television performances on the SCI FI Channel and through a distinct touring group performing in smaller venues. This type of performance gives our fans a different wrestling experience. RAW®, SmackDown® and ECW now represent a portfolio of WWE brands for fans of all ages and interests to enjoy.”
Results By Business Segment for the 4th Quarter
WWE has modified its business segment reporting to include four reportable segments. These new segments highlight management’s focus on the growth of our digital businesses and our entry into the feature film production business. The following analysis outlines all material business units contained within each segment as well as the reporting changes made in each respective segment. Results from prior periods have been adjusted for comparability to the new segment reporting.
Live and Televised Entertainment
- Segment revised to include Venue Merchandise, which was formerly included in the Branded Merchandise segment (now renamed the Consumer Products segment)
Revenues from our Live and Televised Entertainment businesses were $92.3 million for the current quarter as compared to $102.2 million in the prior year quarter, a decrease of 10% primarily reflecting the absence of domestic cable advertising revenues.

•	Pay-Per-View revenues were $35.4 million as compared to $34.6 million in the prior year quarter. There were four Pay-Per-View events produced in the current quarter as compared to three events in the prior year quarter.
The details for the number of buys (in 000’s) are as follows:

Event	Q4 F06	Q4 F05
Royal Rumble®	564	564
No Way Out®	224	239
WrestleMania®	925	983
Backlash®	215	**
Prior events	215	198

Total	2,143	1,984

**	Our Backlash event generated approximately 273,000 buys when it aired in Q1 F06.
•	International buys, which generate lower revenues per buy, comprised 39% of total buys in the current quarter as compared to 34% of total buys in the prior year quarter.
•	Live Event revenues were $27.3 million as compared to $29.4 million in the fourth quarter of last year.
•	There were 80 events, including 24 international events, during the quarter as compared to 76 events, including 23 international events, during the same period last year.

•	International events generated approximately $13.0 million in the current quarter as compared to $16.0 million in the prior year quarter. The current quarter included a highly successful 16 event European tour as well as several events in emerging territories, including the Philippines and Thailand. Although the emerging territories yield lower revenues as compared to other international markets, these tours, combined with our TV presence, establish our brand presence which allows us to develop our other businesses such as Licensing, Pay-Per-View and Home Video sales.

•	North American average attendance was approximately 6,200 in the current quarter as compared to 5,900 in the prior year quarter.
•	Venue Merchandise revenues were $5.1 million as compared to $4.7 million in the fourth quarter of last year. The increase in revenues is due to an increase in the number of events coupled with a higher average amount spent by our customers. This average increased to $13.10 in the current quarter from $11.52 in the prior year quarter.

•	Television Rights Fees revenues were $20.6 million as compared to $20.4 million in the prior year quarter.

•	Television Advertising revenues were $2.2 million as compared to $12.5 million in the prior year quarter. This decline was due to our television distribution agreement with USA Network, which became effective in October 2005. Due to this change, we no longer participate in domestic television advertising sales. Advertising revenues in the current quarter include sales of advertising on our Canadian television programs and various sponsorship packages.
•	WWE 24/7™ revenues were $0.5 million in the current quarter, while generating no revenues in the prior year quarter as the business was in a start-up phase. Subsequent to the quarter, we reached an agreement with Comcast to provide our WWE 24/7 On Demand product beginning in the summer of 2006.
Consumer Products
- Segment formerly named Branded Merchandise
- Venue Merchandise is now included in the Live and Televised Entertainment segment
- WWE.com and WWE Shop businesses are now reported as a separate segment named Digital Media
Revenues from our Consumer Products businesses were $16.1 million versus $12.6 million in the prior year quarter, a 28% increase. The $3.5 million increase reflects continued growth in our home video and licensing businesses.
•	Home Video net revenues were $7.1 million as compared to $5.1 million in the prior year quarter. The increase is primarily due to additional multi-disc titles sold in the current quarter, including the WrestleMania Anthology box set, resulting in an increase in the average sales price of our DVDs of approximately $4.20 per unit. This higher sales price is coupled with an overall increase in gross units sold of 35%, or approximately 150,000 units. The best selling title in the quarter was Blood Sport ECW: The Most Violent Matches, which sold approximately 87,000 gross units.

•	Licensing revenues were $6.0 million as compared to $3.7 million in the prior year quarter. The success of the Smackdown vs. Raw 2006 video game contributed to a $0.9 million increase in multimedia game sales as compared to the fourth quarter of fiscal 2005. Higher revenues in licensed toy, book, and novelty products also contributed to the overall increase from the prior year quarter.

•	Magazine publishing net revenues were $2.9 million as compared to $3.6 million in the prior year quarter, reflecting three issues of our RAW magazine published in the current quarter as compared to four issues in the prior year quarter.
Digital Media
- Newly created segment
-WWE.com and WWE Shop businesses were formerly included in our Branded Merchandise segment (now renamed the Consumer Products segment)
Revenues from our Digital Media related businesses were $6.0 million as compared to $3.5 million in the prior year quarter, a 71% increase.

•	WWE.com revenues were $3.0 million as compared to $2.1 million in the prior year quarter, a 43% increase. The increase reflects additional advertising revenues sold on our website.

•	WWE Shop revenues were $2.9 million as compared to $1.3 million in the prior year quarter. Over 56,000 orders were processed during the current quarter which represents a 98% increase in the number of orders processed from the prior year quarter. In addition, the amount customers spent per order increased to $51.00 in the current quarter from $46.00 in the prior year quarter.
WWE Films
- Newly created segment
Our first feature film, See No Evil, was released subsequent to the quarter end on May 19, 2006. To date, See No Evil has generated approximately $14 million in domestic gross receipts which is in line with expectations. WWE does not participate in any revenues associated with this project until the print and advertising costs incurred by our distributor have been recouped. Accordingly, no revenues are anticipated within the next fiscal quarter.
Profit Contribution (Net revenues less cost of revenues)
Profit contribution for the quarter was $43.1 million as compared to $50.4 million in the prior year quarter. Total profit contribution margin was approximately 38% for the current quarter as compared to 43% for the prior year quarter. The decline in the profit contribution is due in part to the absence of domestic television advertising revenues in our Live and Televised Entertainment segment. Profit contribution for the current quarter also reflects our increased investment in our digital businesses and a global marketing campaign in support of Pay-Per-View events and various product lines.
Selling, general and administrative expenses
SG&A expenses were $24.2 million for the current quarter as compared to $24.4 million in the prior year quarter.
Summary Results for the Twelve Months Ended
Total revenues for fiscal 2006 were $400.1 million as compared to $366.4 million in the prior year period, a 9% increase. Operating income for the year was $70.5 million versus $50.3 million in the prior year, a 40% increase. Net income was $47.0 million, or $0.67 per share, as compared to $39.1 million, or $0.56 per share, in the prior year. EBITDA was $81.0 million for fiscal 2006 as compared to $62.2 million in the prior year. The current year operating income includes approximately $2.1 million in net positive legal settlements.

Results By Business Segment for the Twelve Months Ended
The following analysis outlines all material business units contained within each segment .
Live and Televised Entertainment
Revenues from our Live and Televised Entertainment businesses were $290.8 million for the current year as compared to $299.5 million in the prior year, a 3% decrease primarily reflecting the absence of domestic cable advertising revenues

	FY2006	FY2005

Pay-Per- View	$94.8	$85.5
Live Events	$75.0	$78.7
Venue Merchandise	$14.7	$12.8
Television Rights Fees	$81.5	$78.0
Television Advertising	$22.6	$43.7
WWE 24/7	$1.1	$0.1
Consumer Products
Revenues from our Consumer Products businesses were $86.4 million versus $53.9 million in the prior year, an increase of 60%.

	FY2006	FY2005
Home Video	$42.6	$20.1
Licensing	$32.2	$20.9
Magazine Publishing	$11.1	$12.2
Digital Media
Revenues from our Digital Media related businesses were $22.9 million as compared to $13.1 million in the prior year, an increase of 75%.

	FY2006	FY2005
WWE.com	$9.7	$7.8
WWE Shop	$12.1	$4.5
Profit Contribution (Net revenues less cost of revenues)
Profit contribution for the year was $172.9 million as compared to $153.1 million in the prior year. Total profit contribution margin was approximately 43% for the current year as compared to 42% in the prior year. The profit contribution reflects an increase in the Consumer Products segment, specifically for Licensing and Home Video. This increase was partially offset by the absence of domestic television advertising revenues in our Live and Televised Entertainment segment.

Selling, general and administrative expenses
SG&A expenses were $87.2 million for the current year as compared to $86.9 million in the prior year.
Cash Flows
Net cash provided by continuing operations was $67.1 million for the year ended April 30, 2006, as compared to $22.3 million for the year ended April, 2005. The prior year period included approximately $28.3 million in net cash outflows for the production of two feature films.
Change in Fiscal Year
The Board of Directors has elected to change the Company’s fiscal year end to a calendar basis beginning with calendar year 2007. This change is intended to simplify our communication and will enable us to report our financial results in a timeframe consistent with the majority of our media and entertainment peers. WWE will therefore establish an eight month transition period from May 1, 2006 through December 31, 2006. During this transition period, WWE will continue to file its quarterly reports on Form 10-Q under our current fiscal reporting schedule.
Transition Period Outlook
May — December 2006 Outlook
In the eight month period ending December 31, 2005, revenues grew by approximately 17% and EPS increased by 115% as compared to the comparable period in 2004. Our upcoming 2006 transition period calls for modest revenue growth as compared to the $248 million in the comparable 2005 period, as the growth in the Consumer Products and Digital Media segments is expected to more than offset the elimination of approximately $15 million of domestic cable advertising sales. As a result of our anticipated investments to support our Digital Media business, the launch of ECW, and other strategic initiatives, our results for the 2006 transition period are expected to be approximately even with the $30 million of Net Income and $0.43 EPS from continuing operations in the comparable 2005 eight month period.

Note: World Wrestling Entertainment, Inc. will host a conference call on June 13, 2006 at 11:00 a.m. ET to discuss the Company’s fourth quarter earnings results for fiscal year 2006. All interested parties can access the conference call by dialing 800-895-0231 (conference ID: WWE). Please reserve a line 15 minutes prior to the start time of the conference call. A presentation that will be referenced during the call can be found at the Company web site at corporate.wwe.com. A replay of the call will be available approximately three hours after the conference call concludes, and can be accessed at corporate.wwe.com.
World Wrestling Entertainment, Inc. (NYSE: WWE) is an integrated media and entertainment company headquartered in Stamford, Conn. Additional information on the Company can be found at wwe.com and corporate.wwe.com.
Trademarks: The names of all World Wrestling Entertainment televised and live programming, talent names, images, likenesses, slogans and wrestling moves and all World Wrestling Entertainment logos are trademarks, which are the exclusive property of World Wrestling Entertainment, Inc. All other trademarks are the property of their respective owners.
Forward-Looking Statements: This news release contains forward-looking statements pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, which are subject to various risks and uncertainties. These risks and uncertainties include the conditions of the markets for live events, broadcast television, cable television, pay-per-view, Internet, entertainment, professional sports, and licensed merchandise; acceptance of the Company’s brands, media and merchandise within those markets; uncertainties relating to litigation; risks associated with producing live events both domestically and internationally; uncertainties associated with international markets; risks relating to maintaining and renewing key agreements, including television distribution agreements; and other risks and factors set forth from time to time in Company filings with the Securities and Exchange Commission. Actual results could differ materially from those currently expected or anticipated.

World Wrestling Entertainment, Inc.
Consolidated Income Statements
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	April 30,	April 30,	April 30,	April 30,
	2006	2005	2006	2005

Net revenues	$114,263	$118,305	$400,051	$366,431

Cost of revenues	71,177	67,953	227,172	213,289
Selling, general and administrative expenses	24,231	24,447	87,173	86,874
Depreciation and amortization	2,400	2,899	10,472	11,874
Stock compensation costs	1,351	476	4,694	4,101

Operating income	15,104	22,530	70,540	50,293

Investment income, net	1,908	1,755	7,390	5,362
Interest expense	140	153	587	642
Other income, net	(260)	(221)	553	1,346

Income before income taxes	16,612	23,911	77,896	56,359

Provision for income taxes	6,048	7,882	30,884	18,581

Income from continuing operations	10,564	16,029	47,012	37,778

Discontinued operations:
Income from discontinued operations, net of tax	1	104	35	1,369

Net income	$10,565	$16,133	$47,047	$39,147

Earnings per share — Basic:
Continuing operations	$0.15	$0.23	$0.68	$0.55

Discontinued operations	—	—	—	0.02

Net income	$0.15	$0.23	$0.68	$0.57

Earnings per share — Diluted:
Continuing operations	$0.15	$0.23	$0.67	$0.54

Discontinued operations	—	—	—	0.02

Net income	$0.15	$0.23	$0.67	$0.56

Weighted average common shares outstanding:
Basic	70,147	68,847	69,361	68,617

Diluted	71,162	69,379	70,176	69,376

World Wrestling Entertainment, Inc.
Consolidated Balance Sheets
(dollars in thousands)
(Unaudited)

	As of	As of
	April 30,	April 30,
	2006	2005

ASSETS

CURRENT ASSETS:

Cash and equivalents	$175,203	$56,568
Short-term investments	105,655	201,487
Accounts receivable, net	67,775	61,901
Inventory, net	1,788	1,057
Prepaid expenses and other current assets	11,140	15,191
Assets of discontinued operations	457	544

Total current assets	362,018	336,748

PROPERTY AND EQUIPMENT, NET	67,570	66,638

FEATURE FILM PRODUCTION ASSETS	36,094	28,771

INTANGIBLE ASSETS, NET	1,461	2,608

OTHER ASSETS	12,247	6,640

TOTAL ASSETS	$479,390	$441,405

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current portion of long-term debt	$817	$756
Accounts payable	19,826	15,669
Accrued expenses and other liabilities	36,017	21,151
Deferred income	19,874	20,843
Liabilities of discontinued operations	294	254

Total current liabilities	76,828	58,673

LONG-TERM DEBT	6,381	7,198

STOCKHOLDERS’ EQUITY:
Class A common stock	227	210
Class B common stock	479	479
Additional paid-in capital	277,693	254,716
Accumulated other comprehensive income (loss).	355	(908)
Retained earnings	117,427	121,037

Total stockholders’ equity	396,181	375,534

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	479,390	$441,405

World Wrestling Entertainment, Inc.
Consolidated Statements of Cash Flows
(dollars in thousands)
(Unaudited)

	Twelve Months Ended
	April 30,	April 30,
	2006	2005

OPERATING ACTIVITIES:
Net income	$47,047	$39,147
Adjustments to reconcile net income to net cash provided by operating activities:
Income from discontinued operations, net of taxes	(35)	(1,369)
Revaluation of warrants	(1,474)	(714)
Depreciation and amortization	10,472	11,874
Realized loss on sale of investments	1,820	1,039
Amortization of investment income	(1,702)	(424)
Stock compensation costs	4,694	4,084
Provision for doubtful accounts	494	655
Provision for inventory obsolescence	1,894	1,549
Provision for deferred income taxes	(1,661)	1,190
Changes in assets and liabilities:
Accounts receivable	(6,368)	385
Inventory	(2,625)	(1,749)
Prepaid expenses and other assets	(2,658)	519
Feature film production assets	(7,323)	(28,340)
Accounts payable	4,156	2,552
Accrued expenses and other liabilities	20,849	(5,902)
Deferred income	(478)	(2,176)

Net cash provided by continuing operations	67,102	22,320
Net cash provided by (used in) discontinued operations	162	(5,830)

Net cash provided by operating activities	67,264	16,490

INVESTING ACTIVITIES:
Purchase of property and equipment	(9,376)	(5,060)
Purchase of other assets	(881)	(195)
Purchase of short-term investments	(53,765)	(61,471)
Proceeds from sales or maturities of short-term investments	148,908	82,553

Net cash provided by continuing operations	84,886	15,827
Net cash used in discontinued operations	—	—

Net cash provided by investing activities	84,886	15,827

FINANCING ACTIVITIES:
Repayments of long-term debt	(757)	(700)
Dividends paid	(50,064)	(24,716)
Issuance of stock, net	483	496
Proceeds from exercise of stock options	16,823	704

Net cash used in continuing operations	(33,515)	(24,216)
Net cash used in discontinued operations	—	—

Net cash used in financing activities	(33,515)	(24,216)

NET INCREASE IN CASH AND CASH EQUIVALENTS	118,635	8,101
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	56,568	48,467

CASH AND CASH EQUIVALENTS, END OF PERIOD	$175,203	$56,568

World Wrestling Entertainment, Inc.
Supplemental Information — EBITDA
(dollars in thousands)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	April 30,	April 30,	April 30,	April 30,
	2006	2005	2006	2005

Net income reported on GAAP basis	$10,565	$16,133	$47,047	$39,147

Income from discontinued operations, net of tax	(1)	(104)	(35)	(1,369)
Provision for income taxes	6,048	7,882	30,884	18,581

Interest and other, net	(1,508)	(1,381)	(7,356)	(6,066)

Depreciation and amortization	2,400	2,899	10,472	11,874

EBITDA	$17,504	$25,429	$81,012	$62,167

Non-GAAP Measure:
EBITDA is defined as earnings from continuing operations before interest, income taxes, depreciation and amortization. Although it is not a recognized measure of performance under U.S. GAAP, EBITDA is presented because it is a widely accepted financial indicator of a company’s performance. The Company uses EBITDA to measure its own performance and to set goals for operating managers. EBITDA should not be considered as an alternative to income from continuing operations, net income, cash flows from operations or any other indicator of World Wrestling Entertainment Inc.’s performance or liquidity, determined in accordance with U.S. GAAP.

World Wrestling Entertainment, Inc.
Supplemental Information- Free Cash Flow
(dollars in thousands)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	April 30,	April 30,	April 30,	April 30,
	2006	2005	2006	2005

Net cash provided by continuing operations	$15,066	$6,276	$67,102	$22,320

Less cash used for capital expenditures:
Purchase of property and equipment	(2,691)	(1,202)	(9,376)	(5,060)
Purchase of other assets	(881)	(35)	(881)	(195)

Free Cash Flow	$11,494	$5,039	$56,845	$17,065

Non-GAAP Measure:
We define Free Cash Flow as net cash provided by continuing operations less cash used for capital expenditures. Although it is not a recognized measure of liquidity under U.S. GAAP, Free Cash Flow provides useful information regarding the amount of cash our continuing business is generating after capital expenditures, available for reinvesting in the business and for payment of dividends.